Exhibit 12

Parker-Hannifin Corporation
Computation of Ratio of Earnings to Fixed Charges
(In thousands, except ratios)

	Nine Months Ended
	March 31,				Fiscal Year Ended June 30,
	2016		2015		2015		2014		2013		2012		2011
EARNINGS
Income from continuing operations before income taxes and noncontrolling interests	$778,522		$1,128,267		$1,432,240		$1,556,720		$1,311,001		$1,576,698		$1,413,721
Adjustments:
Interest on indebtedness, exclusive of interest capitalized	101,137		81,219		115,077		79,845		88,668		89,888		97,009
Amortization of deferred loan costs	2,665		2,390		3,329		2,721		2,884		2,902		2,695
Portion of rents representative of interest factor	31,414		32,987		41,886		43,983		44,493		41,515		39,499
Loss (income) of equity investees	(16,666)		(16,138)		(23,204)		(11,141)		(247)		1,237		2,592
Amortization of previously capitalized interest	119		137		179		190		193		196		226
Income as adjusted	$897,191		$1,228,862		$1,569,507		$1,672,318		$1,446,992		$1,712,436		$1,555,742
FIXED CHARGES
Interest on indebtedness, exclusive of interest capitalized	$101,137		$81,219		$115,077		$79,845		$88,668		$89,888		$97,009
Amortization of deferred loan costs	2,665		2,390		3,329		2,721		2,884		2,902		2,695
Portion of rents representative of interest factor	31,414		32,987		41,886		43,983		44,493		41,515		39,499
Fixed charges	$135,216		$116,596		$160,292		$126,549		$136,045		$134,305		$139,203

RATIO OF EARNINGS TO FIXED CHARGES	6.64	x	10.54	x	9.79	x	13.21	x	10.64	x	12.75	x	11.18	x